UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): December 28, 2016
Lions Gate Entertainment Corp.
(Exact name of registrant as specified in charter)
British Columbia, Canada
(State or Other Jurisdiction of Incorporation)

(Commission File Number) 1-14880	(IRS Employer Identification No.) N/A
(Address of principal executive offices)
250 Howe Street, 20th Floor
Vancouver, British Columbia V6C 3R8
and
2700 Colorado Avenue
Santa Monica, California 90404
Registrant’s telephone number, including area code: (877) 848-3866
No Change
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written Communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
(e)    Compensatory Arrangements of Certain Officers.

On December 28, 2016, the Compensation Committee of the Board of Directors (the “Compensation Committee”) of Lions Gate Entertainment Corp. (the “Company”) approved the terms of a new employment agreement to be entered into by Lions Gate Entertainment Inc., a wholly-owned subsidiary of the Company, and James W. Barge, the Company’s Chief Financial Officer. The new agreement has a four-year term that commenced on October 1, 2016 and supersedes Mr. Barge’s prior employment agreement.
The following summary of the new agreement for Mr. Barge is qualified in its entirety by the provisions of the agreement, which is filed herewith as Exhibit 10.1 and incorporated herein by reference.
Under the agreement, Mr. Barge will receive an annual base salary of $1,000,000 for the four-year term of the agreement. Mr. Barge is also eligible for an annual incentive bonus, such bonus to be determined at the full discretion of the Compensation Committee in consultation with the Company’s Chief Executive Officer, with the target amount of Mr. Barge’s annual bonus being 100% of his base salary. Mr. Barge is also eligible to receive a special bonus of up to $1,000,000 if the Company achieves certain performance goals in connection with its acquisition of Starz. In addition, Mr. Barge has been granted the following equity-based awards in connection with his new agreement: (i) a time-vesting award of 425,000 share appreciation rights with respect to the Company’s Class B common shares; (ii) a performance-vesting award of 425,000 share appreciation rights with respect to the Company’s Class B common shares; and (iii) a time-vesting award of 100,000 restricted share units with respect to the Company’s Class B common shares. Each award vests in annual installments over the four-year period commencing October 1, 2016, and vesting of the performance award of share appreciation rights is also subject to an assessment of Mr. Barge’s performance over the 12-month period ending on the applicable vesting date (or, if the Compensation Committee so determines, the Company’s fiscal year that overlaps with such period), based on such Company and/or individual performance criteria determined by the Compensation Committee in consultation with the Company’s Chief Executive Officer. In each case, the Company has discretion to settle these equity-based awards in cash, Class A common shares, Class B common shares or a combination thereof. The agreement also provides for Mr. Barge to participate in the Company's usual benefit programs and perquisites for executives at his level.
The agreement also provides that, if Mr. Barge’s employment is terminated by the Company without cause (as defined in the agreement), he would be entitled to a severance payment equal to 50% of his base salary for the remainder of the term of the agreement, but in no event less than the greater of 12 months of his base salary or the amount he would receive under the Company’s severance policy for non-contract employees that is in effect at the time of termination (the “severance policy”), a prorated bonus for the fiscal year in which his termination occurs and payment of his COBRA premiums for up to six months. However, if Mr. Barge’s employment is terminated by the Company without cause or by him for good reason, and such termination occurs within 12 months after a change in control or a change in management (as such terms are defined in the agreement), he would be entitled to a severance payment equal to 100% of his base salary for the remainder of the term (but in no event less than the greater of 12 months of his base salary (or $2,500,000 in the case of such a termination following a change in control) or the amount he would receive under the severance policy), in addition to the pro-rated bonus and payment of COBRA premiums noted above. In addition, if Mr. Barge’s employment is terminated by the Company without cause (or if he resigns for good reason within 12 months following a change in management or a change in control), the equity awards granted to him pursuant to the agreement (as well as any other equity awards granted to him by the Company prior to or during the term of the agreement), to the extent then outstanding and unvested, would become fully vested. Such outstanding equity awards would also become fully vested if Mr. Barge’s employment terminates due to his death or disability. Mr. Barge’s right to receive the severance payments and benefits under his agreement is subject to his execution of a release of claims in favor of the Company.

Item 9.01     Financial Statements and Exhibits.
(d)     Exhibits

Exhibit No.	Description
10.1	Employment Agreement between Lions Gate Entertainment Inc. and James W. Barge dated December 28, 2016.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: January 4, 2017	LIONS GATE ENTERTAINMENT CORP.
(Registrant)

By: /s/ Wayne Levin
Name: Wayne Levin
Title: General Counsel and Chief Strategic Officer

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